Carolina Trust Bank 8-K12G3

Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 25, 2016 (the “Effective Date”), by and between CAROLINA TRUST BANK, a North Carolina banking corporation (the “Bank”) and EDWIN E. LAWS, an individual resident of North Carolina (the “Officer”). The Bank and Officer are sometimes herein referred to each as a “Party” and together as the “Parties.”

For and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

1.            Employment. The Bank agrees to employ the Officer, and the Officer agrees to accept employment upon the terms and conditions stated herein as an Executive Vice President of the Bank. The Officer shall render such administrative and management services to the Bank and to the Bank’s parent holding company, Carolina Trust Bancshares, Inc. (the “Company”), as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Bank and perform such other duties as shall, from time to time, be reasonably assigned by the President of the Bank. Upon the request of the Board of Directors (the “Directors”), the Officer shall disclose all business activities or commercial pursuits in which Officer is engaged, other than Bank duties.

2.            Compensation. The Bank shall pay the Officer during the Term of this Agreement (as defined below), as compensation for all services rendered by the Officer to the Bank, a base salary at the rate of One Hundred Forty-Two Thousand Dollars ($142,000.00) per annum, payable in cash not less frequently than monthly (the “Base Salary”). The rate of such Base Salary shall be reviewed by the Directors not less often than annually and may be increased, but not decreased, during the Term of this Agreement in such amounts as the Directors, in their discretion, may decide. In determining salary increases, the Directors may compensate the Officer for increases in the cost of living and may also provide for performance or merit increases. Participation in the Bank’s incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the Base Salary payable to the Officer under this Paragraph.

Following a Change in Control (as defined in Paragraph 10), the Officer’s rate of Base Salary shall be increased not less than five percent (5%) annually during the remaining Term of this Agreement.

Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by the Bank and the Officer.

3.            Discretionary Bonuses. During the Term of this Agreement, the Officer shall be entitled, in an equitable manner with all other key management personnel of the Bank, to such discretionary bonuses as may be authorized, declared and paid by the Directors to the Bank’s key management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such discretionary bonuses when and as declared by the Directors.

4.            Participation in Retirement and Employee Benefit Plans: Fringe Benefits.

(a)          The Officer shall be entitled to participate in any plan relating to medical and dental insurance, deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, group life insurance, education, or other retirement or employee benefits that the Bank has adopted, or may, from time to time adopt, for the benefit of its executive employees or for employees generally, subject to the eligibility rules of such plans.

(b)          The Officer shall also be entitled to participate in any other fringe benefits that are now or may be or become applicable to the Bank’s executive employees and any other benefits that are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated by the Directors. The Bank shall reimburse the Officer for all out-of-pocket reasonable and necessary documented business expenses, including dues for one civic club and mileage for the use of Officer’s personal automobile, which the Officer may incur in connection with the Officer’s services on behalf of the Bank.

(c)          All employee benefits provided by the Bank are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by the Bank without Officer’s consent.

5.            Term. The initial term of employment under this Agreement shall be for the period commencing upon the Effective Date of this Agreement and ending two (2) calendar years from the Effective Date of this Agreement (the “Initial Term”). On each anniversary of the Effective Date of this Agreement, the term of this Agreement shall automatically be extended for an additional one year period beyond the then effective expiration date (each an “Extension Term”) unless the Bank provides the Officer with written notice at least ninety (90) days prior to the end of the Initial Term or any Extension Term advising the Officer that this Agreement shall not be further extended; provided that the President shall review the Officer’s performance annually and make a specific determination pursuant to such review to renew this Agreement prior to the ninety (90) days’ notice. The Initial Term and any Extension Term(s) are referred to herein as the “Term” of this Agreement.

6.            Loyalty; Noncompetition.

(a)          During the Term of this Agreement, the Officer shall devote his full efforts and entire business time to the performance of the Officer’s duties and responsibilities under this Agreement.

(b)         The Officer agrees he will not, within the “Restricted Area,” directly or indirectly, engage in any business that competes with the Bank or any of its subsidiaries without the prior written consent of the Bank (i) in which the Officer will have duties, or will perform or be expected to perform services for such business, that are the same as or substantially similar to the duties or services actually performed by the Officer for the Bank within the twelve (12)

month period immediately preceding the termination of the Officer’s employment with the Bank, or (ii) in which the Officer will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of the Bank for the purpose of providing, or attempting to provide, such business with a competitive advantage. For the purposes of this Agreement, the “Restricted Area” is defined as the following divisible territories: Lincoln County, North Carolina, or within thirty (30) miles of any Bank office operated during the Term of this Agreement. The one-year restricted period, however, does not include any period of violation or period of time required for litigation to enforce the Officer’s agreement not to compete against the Bank. Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to five percent (5%) of the outstanding stock or other security of any corporation that has its securities publicly traded on any recognized securities exchange or in any over-the counter market. Notwithstanding the foregoing, the provisions of this Paragraph 6(b) shall not apply in the event that, within twenty-four (24) months following a “Change of Control” (as such term is defined in Paragraph 10(d) hereof), the Officer’s employment is terminated by the Bank other than for “Cause” (as such term is defined in Paragraph 8(d) hereof), or the Officer terminates his employment with the Bank due to the occurrence of a “Termination Event” (as such term is defined in Paragraph 10(b) hereof).

(c)          The Officer agrees he will hold in confidence all knowledge or information of a confidential nature with respect to the business of the Bank or any subsidiary received by the Officer during the term of this Agreement and will not disclose or make use of such information without the prior written consent of the Bank. The Officer agrees that he will be liable to the Bank for any damages caused by unauthorized disclosure of such information. Upon termination of his employment, the Officer agrees to return all records or copies thereof of the Bank or any subsidiary in his possession or under his control that relate to the activities of the Bank or any subsidiary.

(d)          The Officer acknowledges that the Bank will suffer irreparable harm in the event that the Officer breaches any of his obligations under Paragraph 6 of this Agreement and that it would not be possible to ascertain the amount of monetary damages in the event of such a breach. Accordingly, the Officer agrees that, in the event of a breach by the Officer of any of his obligations under Paragraph 6 of this Agreement, the Bank, in addition to any other relief available to it at law or in equity, will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. If the scope of any restriction contained in this Paragraph 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law, and the Officer consents that the scope of this restriction may be modified judicially.

7.            Standards. The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of executives with comparable positions in comparable organizations and as may be established from time to time by the Directors. The Bank will provide the Officer with the working facilities and staff customary for similar executives and necessary for the Officer to perform his duties.

8.            Termination and Termination Pay.

(a)          The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the Term of this Agreement, in which event, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which the Officer’s death shall have occurred and for a period of one month thereafter.

(b)          The Officer may terminate his employment under this Agreement at any time upon sixty (60) days’ prior written notice to the Directors. Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination. The Bank, at its sole election, may relieve the Officer of his duties and pay the Officer his current Base Salary in lieu of all or a portion of such notice period. Notwithstanding such termination, the Officer’s obligations under Paragraph 6 shall survive any termination of employment.

(c)          The Directors may terminate the Officer’s employment at any time and for any reason in the absence of “Cause” as defined below. Upon a termination without Cause during the Initial Term, the Officer shall continue to receive his Base Salary through the end of the Initial Term; upon a termination without Cause during an Extension Term, the Officer shall continue to receive his Base Salary through the end of such Extension Term. Notwithstanding such termination, the Officer’s obligations under Paragraph 6 shall survive any termination of employment.

(d)          The Directors may terminate the Officer’s employment for Cause immediately upon written notice specifying the grounds for a termination for Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. For the purpose of this Agreement, a termination for Cause shall include termination because of the Officer’s: personal dishonesty or moral turpitude; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule, or regulation (other than minor traffic violations or similar minor offenses); or material breach of any provision of this Agreement. Notwithstanding such termination, the Officer’s obligations under Paragraph 6 shall survive any termination of employment.

(e)          Subject to the Bank’s obligations and the Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Bank, the Officer’s employment under this Agreement automatically shall be terminated in the event the Officer becomes disabled during the term of this Agreement and it is determined by the Bank that the Officer is unable to perform the essential functions of the Officer’s job under this Agreement with or without a reasonable accommodation for sixty (60) business days or more (which need not be consecutive) during any 12-month period. Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and shall be entitled to any payments provided under any disability income plan of the Bank which is applicable to the Officer. Notwithstanding such termination, the Officer’s obligations under Paragraph 6 shall survive any termination of employment.

In the event of any disagreement between the Officer and the Bank as to whether the Officer is physically or mentally incapacitated such as will result in the termination of the Officer’s employment pursuant to this Paragraph 8(e), the question of such incapacity shall be submitted to an impartial physical licensed to practice medicine in North Carolina for determination and who will be selected by mutual agreement of the Officer and the Bank, or failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by the Officer), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on the Officer and the Bank, The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 8(e).

9.            Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a)          the Bank is declared by any governmental agency having jurisdiction over the Bade (hereinafter referred to as “Regulatory Authority”) to be insolvent, in default or operating in an unsafe or unsound manner; or

(b)          in the reasonable opinion of counsel to the Bank, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

10.          Change in Control.

(a)          In the event of a termination of the Officer’s employment by the Bank other than for Cause (as defined in Paragraph 8(d)), and other than due to the Officer’s death or disability, within twenty-four (24) months after a “Change in Control” of the Bank (as defined in Subparagraph (d) below), the Officer shall be entitled to receive the amount set forth in Subparagraph (c) below. Said sum shall be payable as provided in Subparagraph (e) below.

(b)          In addition to any rights the Officer might have to terminate this Agreement contained in Paragraph 8, the Officer shall have the right to terminate this Agreement upon the occurrence of any of the following events (the “Termination Events”) without the Officer’s consent within twenty-four (24) months following a Change in Control of the Bank:

(i)           Officer is assigned any duties and/or responsibilities that are inconsistent with or constitute a demotion or reduction in the Officer’s position, duties, responsibilities or status as such existed at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time, regardless of Officer’s resulting position; or

(ii)          Officer’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or

(iii)         Officer’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the Officer as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

(iv)         Officer is transferred to a location that is an unreasonable distance from his current principal work location without the Officer’s express written consent.

The Officer shall notify the Bank within ninety (90) days of the initial existence of a Termination Event described above. If the Bank does not correct the Termination Event within thirty (30) days following such notification, the Officer shall have the right to terminate this Agreement in accordance with this Paragraph 10. If Officer does not so terminate this Agreement within seven (7) days following the end of the thirty (30) day correction period, he shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which the twenty four (24) month period has not expired.

(c)          In the event that the Officer terminates this Agreement pursuant to Paragraph 10(b), the Bank will be obligated to pay or cause to be paid to Officer an amount equal to 2.99 times the Officer’s then current Base Salary.

(d)          For the purposes of this Agreement, the term “Change in Control” shall mean any of the following events:

(i)           After the effective date of this Agreement, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing thirty-five percent (35%) or more of any class of voting securities of the Company or the Bank, or acquires control of, in any manner, the election of a majority of the Directors; or

(ii)          The Company or the Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Company or the Bank, as applicable, is not the surviving corporation in such transaction; or

(iii)         All or substantially all of the assets of the Company or the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group. Notwithstanding the other provisions of this Paragraph 10; (A) the reorganization of the Bank as a wholly-owned subsidiary of the Company shall not constitute a Change in Control; and (B) a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Officer and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

(e)          Such amounts payable pursuant to this Paragraph 10 shall be paid in one lump sum following termination of this Agreement.

(f)           It is the intent of the Parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Officer which are deemed to be “parachute payments” as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), shall be modified or reduced to the extent deemed to be necessary by the Directors to avoid the imposition of excise taxes on the Officer under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280(a) of the Code.

11.          Code Section 409A. Notwithstanding any other provision in the Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to any benefit under the Agreement, it is the general intention of the Bank that such benefits shall, to the extent practicable, comply with, or be exempt from Code Section 409A, and the Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of benefits distributable pursuant to the Agreement that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with Code Section 409A. In the event that the Bank (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise and the Officer is determined to be a “specified employee” (as defined under Code Section 409A), any payment to be made to the Officer upon a separation from service may not be made before the date that is six months after the Officer’s separation from service (or death, if earlier). To the extent that the Officer becomes subject to the six-month delay rule, all payments that would have been made to the Officer during the six months following his separation from service that are not otherwise exempt from Code Section 409A, if any, will be accumulated and paid to the Officer during the seventh month following his separation from service, and any remaining payments due will be made in their ordinary course as described in the Agreement. The parties intend that each installment of any payments provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. Further, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Agreement, and (ii) terms used in the Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Agreement or any benefit thereunder shall be deemed not to comply with Code Section 409A, then neither the Bank, the Board, the Compensation Committee nor its or their designees or agents shall be liable to any participant or other person for actions, decisions or determinations made in good faith.

12.          Successors and Assigns.

(a)          This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.

(b)          Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

13.          Modification: Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Bank by such officer as may be specifically designated by the Directors. No waiver by either Party hereto, at any time, of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both Parties, except as herein otherwise provided.

14.          Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

15.          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

CAROLINA TRUST BANK

	By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

Attest:

/s/ Sue S. Stamey
Sue S. Stamey, Corporate Secretary

OFFICER

/s/ Edwin E. Laws
Edwin E. Laws